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                                                                   EXHIBIT 99(a)

       CAUTIONARY STATEMENTS RELATING TO 'SAFE HARBOR' PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Certain Company communications contain forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as 'believe,' 'expect,' 'anticipate,' 'should,' 'planned,' 'may,' 'estimated' and 'potential.' These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a 'safe harbor' for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include:

          Changes in the favorable market reaction to the Company's significant pharmaceutical products, such as the cholesterol-lowering agent LIPITOR and the type 2 diabetes drug REZULIN.

          Competitive factors, including managed care and other groups or institutions seeking price discounts; technological advances attained by competitors; and patents granted to or contested by competitors, which would result in their ability to compete against the Company more effectively.

          Difficulties or delays in pharmaceutical product development, including, but not limited to, the inability to identify viable new chemical compounds, to successfully complete toxicology testing and/or clinical trials, to obtain regulatory approval for the compounds or to gain market acceptance of approved products.

          Unexpected safety or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or other actions which could result in declining sales.

          The expiration of patents or governmental grants of exclusivity with respect to the Company's products.

          Government laws and regulations affecting domestic and international operations, which could include matters affecting drug approval and pricing; or actions of regulatory agencies with respect to products and/or manufacturing facilities which could result in fines, product interruptions or withdrawals, plant closures or consent decrees.

          Changes in economic conditions (including inflation, interest rates and foreign currency exchange rates) in the global marketplace, including Canada, Japan, Mexico and Western Europe, where the Company has significant businesses.

          Significant litigation adverse to the Company, including, particularly, product liability litigation, antitrust litigation and patent and trademark litigation.